Exhibit 99.1

Media Contact:

Katie Curnutte, Zillow

206-757-2701 or press@zillow.com

Investor Contact:

Raymond Jones

206-470-7137 or ir@zillow.com

Zillow Completes Acquisition of StreetEasy

SEATTLE and NEW YORK — Aug. 28, 2013 — Zillow, Inc. (Nasdaq:Z), the largest U.S. real estate and home-related marketplace, today announced it has completed the acquisition of StreetEasy®, the leading real estate website in New York City, for $50 million in cash. Zillow® announced its plans to acquire StreetEasy on Aug. 19.

StreetEasy attracts nearly 1.2 millioni monthly unique users, primarily home shoppers in the New York region. This acquisition gives StreetEasy the resources to further invest in product development and grow its audience, while offering Zillow clear market leadership in the country’s largest and most important real estate market.

“We’re very excited to officially welcome StreetEasy into the Zillow family,” said Zillow CEO Spencer Rascoff. “StreetEasy has cracked the code in New York City, and its strong, recognized local brand is a complement to Zillow’s leading national brand.”

StreetEasy launched in 2006 and has 34 employees. StreetEasy provides accurate and comprehensive for-sale and for-rent listings through partnerships with all of the largest real estate brokerages in New York. The site adds several layers of additional data organized and presented in ways that help consumers and real estate professionals alike.

“We’re very excited to be joining Zillow, a company that shares our values and goal of bringing information about real estate directly to consumers,” Michael Smith, co-founder of StreetEasy said. “For StreetEasy, this acquisition means the ability to leverage Zillow’s expertise, knowledge and resources to continue to bring New Yorkers the best, most accurate and timely real estate data.”

About Zillow, Inc.

Zillow, Inc. (Nasdaq:Z) operates the leading real estate and home-related marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full life cycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming more than 61 million monthly unique users in July 2013, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgage Marketplace, Zillow Rentals, Zillow Digs™, Postlets®, Diverse Solutions®, Agentfolio™, Mortech®, HotPads™ and StreetEasy. The company is headquartered in Seattle.

Zillow.com, Zillow, Postlets, Mortech, Diverse Solutions and StreetEasy are registered trademarks of Zillow, Inc. Agentfolio, HotPads and Digs are trademarks of Zillow, Inc.

ZFIN

[i]	1,181,104 million unique users in June 2013, according to Google Analytics